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NEWS RELEASE
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                                                                    EXHIBIT 99.1

                               FOR:          BRIDGEPORT MACHINES, INC.

                               APPROVED BY:  Dan L. Griffith
                                             President & Chief Executive Officer
                                             Walter C. Lazarcheck
                                             Chief Financial Officer
                                             (203) 367-3651

FOR IMMEDIATE RELEASE
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            GOLDMAN INDUSTRIAL GROUP TO BUY BRIDGEPORT MACHINES, INC.


BRIDGEPORT, Conn., April 26, 1999 -- Bridgeport Machines, Inc. (Nasdaq: BPTM) and Goldman Industrial Group, Inc. announced today the execution of a definitive merger agreement. Under the terms of the definitive agreement, which was approved by the Board of Directors of Bridgeport Machines, stockholders of Bridgeport Machines will receive $10.00 in cash for each share of Bridgeport Machines common stock that they own.

         The transaction requires the approval of the shareholders of Bridgeport Machines and is subject to other customary closing conditions. The holders of approximately 40% of the outstanding common stock of Bridgeport Machines have agreed to vote in favor of the transaction.

         Goldman Industrial Group, Inc., Boston, MA, a privately-held company which, through its five operating subsidiaries, provides metal working machinery to industry. Goldman's products include gear production machines, grinding machines, consumable gear cutting tools, optical inspection equipment, casting machinery and other related products and accessories. These products are marketed under the "Fellows," "Bryant," "J&L Metrology," "Jones & Lamson," "Hill Acme" and "Loma Machines" brand names. Each Company has been an industry leader for many decades.

         Bridgeport Machines, Inc., founded in 1939, is a leading manufacturer of manual and computer numerically controlled (CNC) metal cutting machine tools in the United States and United Kingdom. The Company primarily focuses on standardized, general-purpose machine tools for small-to-medium sized machine shops throughout the United States and in 60 countries worldwide. The Company also manufactures and sells surface grinders under the Harig brand name and sells manual and CNC lathes under the ROMI, EZ-PATH and Power Path brand names.

         Lehman Brothers Inc. acted as financial advisor for Bridgeport Machines on this transaction.
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         Safe  harbor for  forward-looking  statements:  Except  for  historical
information   contained   herein,   certain   statements  in  this  release  are
forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause actual results to differ materially include, but are not limited to, the following: economic and other business conditions that may affect demand in the U.S. and European markets; the mix of products sold and the profit margins thereon; order cancellations or reduced bookings by customers or distributors; changes in currency exchange rates; and discounting necessitated by price competition. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.